Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 15, 2011, relating to the consolidated financial statements of Spot Mobile International Ltd. and subsidiaries (the “Company”) (which includes an explanatory paragraph stating that on June 7, 2010 the Company merged with Spot Mobile Corporation in a transaction between entities under common control, and a paragraph relating to the Company’s ability to continue as a going concern), and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ GHP HORWATH, P.C.

Denver, Colorado

June 7, 2011